Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Announces Departure of Chief Operating Officer
The Woodlands, Texas (August 25, 2015) - Summit Midstream Partners, LP (NYSE: SMLP) announced today that its Chief Operating Officer, Rene Casadaban, will be leaving the company to pursue other interests. Casadaban will continue his employment with the company until September 30, 2015 to help transition his duties.
Steve Newby, President and Chief Executive Officer commented, “Since joining Summit in 2010, Rene has been an important contributor to the company's success. I would like to thank Rene for his contribution to Summit and wish him well in his future endeavors.”
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado and eastern Utah. SMLP owns and operates more than 2,600 miles of pipeline and is headquartered in The Woodlands, Texas with regional corporate offices in Denver, Colorado and Atlanta, Georgia.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 43.9% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various natural gas, crude oil and produced water-related midstream energy infrastructure assets in the Utica Shale in southeastern Ohio, the Bakken Shale in northwestern North Dakota, and the DJ Basin in northeastern Colorado. Summit Investments also owns a 40% interest in a joint venture that is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates.
Contact: Marc Stratton, Senior Vice President and Treasurer, 832-608-6166, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

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